As filed with the Securities and Exchange Commission on June 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gemphire Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2389984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

17199 N. Laurel Park Drive, Suite 401, Livonia, MI	48152
(Address of principal executive offices)	(Zip code)

Gemphire Therapeutics Inc. Amended and Restated 2015 Equity Incentive Plan, as amended

Gemphire Therapeutics Inc. Inducement Plan, as amended

(Full title of the plan)

Dr. Steven Gullans

President and Chief Executive Officer

Gemphire Therapeutics Inc.

17199 N. Laurel Park Drive, Suite 401

Livonia, Michigan 48152

(734) 245-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq.

Gabrielle L. Sims, Esq.

Honigman Miller Schwartz and Cohn LLP

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007-3800

(269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
— Amended and Restated 2015 Equity Incentive Plan, as amended	150,000(2)	$5.56(3)	$834,000(3)	$103.84
— Amended and Restated 2015 Equity Incentive Plan, as amended	150,000(4)	$6.08(5)	$912,000(5)	$113.55
— Inducement Plan, as amended	50,000(2)	$6.02(6)	$301,000(6)	$37.48
— Inducement Plan, as amended	100,000(4)	$6.08(5)	$608,000(5)	$75.70
Total	450,000		$2,655,000	$330.57

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock subject to outstanding options granted under the Amended and Restated 2015 Equity Incentive Plan, as amended, or the Inducement Plan, as amended, as the case may be.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Act. The offering price per share and aggregate offering price are based on the exercise price for the outstanding options granted under the Amended and Restated 2015 Equity Incentive Plan, as amended, as of the date of this Registration Statement.

(4)	Represents shares of Common Stock reserved for future issuance under the Amended and Restated 2015 Equity Incentive Plan, as amended, or the Inducement Plan, as amended, as the case may be.
(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on May 31, 2018.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Act. The offering price per share and aggregate offering price are based on the exercise price for the outstanding options granted under the Inducement Plan, as amended, as of the date of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Gemphire Therapeutics Inc., a Delaware corporation (the “Registrant”), for the purpose of registering an additional 300,000 shares of Common Stock issuable pursuant to the Registrant’s Amended and Restated 2015 Equity Incentive Plan, as amended, and an additional 150,000 shares of Common Stock issuable pursuant to the Registrant’s Inducement Plan, as amended. These additional shares of Common Stock have become available for such issuance as a result of the approval by the Registrant’s board of directors and stockholders of an amendment to the Amended and Restated 2015 Equity Incentive Plan and the approval by the Registrant’s board of directors of an amendment to the Inducement Plan.

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the Amended and Restated 2015 Equity Incentive Plan and the Inducement Plan are effective, and the Registrant’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2016 (File No. 333-213014) and on January 24, 2018 (file No. 333-222675) registering shares of Common Stock issuable under the Amended and Restated 2015 Equity Incentive Plan and the Registrant’s Registration Statement on Form S-8 previously filed with the Commission on October 3, 2016 (File No. 333-213946) registering shares of Common Stock issuable under the Inducement Plan are incorporated by reference in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)   the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 20, 2018 (including information specifically incorporated by reference therein from the Registrant’s Proxy Statement filed with the Commission on April 17, 2018, as supplemented by the Registrant’s Proxy Statement Supplement filed with the Commission on May 3, 2018);

(b)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 8, 2018;

(c)   the Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2018, April 12, 2018, May 3, 2018 and May 24, 2018; and

(d)   the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37809) filed with the Commission on June 20, 2016 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 8.           Exhibits.

Exhibit No.	Description
4.1

Third Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2016 (Registration No. 333-210815)

4.2

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.4 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2016 (Registration No. 333-210815)

4.3	Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on June 13, 2016 (Registration No. 333-210815)

5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on the Signature Page of this Registration Statement)

99.1

Gemphire Therapeutics Inc. Amended and Restated 2015 Equity Incentive Plan, incorporated by reference to Exhibit 10.3 to the Registrant's Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2016 (Registration No. 333-210815)

99.2

Amendment to the Gemphire Therapeutics Inc. Amended and Restated 2015 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2018

99.3	Gemphire Therapeutics Inc. Inducement Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 3, 2016
99.4	Amendment No. 1 to the Gemphire Therapeutics Inc. Inducement Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 12, 2018

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on June 5, 2018.

GEMPHIRE THERAPEUTICS INC.

By:	/s/ STEVEN GULLANS
Steven Gullans, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven Gullans and Jeffrey S. Mathiesen, and each of them as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Gemphire Therapeutics Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven Gullans	President and Chief Executive Officer	June 5, 2018
Steven Gullans	(Principal Executive Officer)

/s/ Jeffrey S. Mathiesen	Chief Financial Officer and Secretary	June 5, 2018
Jeffrey S. Mathiesen	(Principal Financial and
Accounting Officer)

/s/ Charles L. Bisgaier, Ph.D.	Chief Scientific Officer and Chairman of the	June 5, 2018
Charles L. Bisgaier, Ph.D.	Board of Directors

/s/ P. Kent Hawryluk	Member of the Board of Directors	June 5, 2018
P. Kent Hawryluk

/s/ Kenneth Kousky	Member of the Board of Directors	June 5, 2018
Kenneth Kousky

/s/ Pedro Lichtinger	Member of the Board of Directors	June 5, 2018
Pedro Lichtinger

/s/ Andrew Sassine	Member of the Board of Directors	June 5, 2018
Andrew Sassine